                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SHELDAHL, INC.
                (Name of Registrant as Specified in Its Charter)
                                       N/A
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)
               Payment of Filing Fee (Check the appropriate box):


[X] No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of  securities to which transaction applies:

    (2) Aggregate number of securities to which transactions applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                [SHELDAHL LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 26, 2001

     Notice is hereby given that the Annual Meeting of Shareholders of Sheldahl, Inc. will be held at the Best Western Binghamton Regency Hotel and Conference Center, 225 Water Street, 1 Sarboro Square, Binghamton, New York, on Tuesday, June 26, 2001, at 3:00 p.m., Eastern Time, for the following purposes:

     1. To approve a proposal to amend the Company's Bylaws to reduce the number of directors to seven.

     2. To approve a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000.

     3. To elect five directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

     4. To ratify and approve amendments to the Sheldahl, Inc. Employee Stock Purchase Plan.

     5. To ratify and approve amendments to the Sheldahl, Inc. 1994 Stock Option Plan.

     6. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

     7. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on May 7, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Charles P. Moorse

                                          Charles P. Moorse, Secretary

Minneapolis, Minnesota
May 10, 2001

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

                                [SHELDAHL LOGO]

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Sheldahl, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on June 26, 2001 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 1150 Sheldahl Road, Northfield, Minnesota 55057, and its telephone number is (507) 663-8000. The mailing of this proxy statement to shareholders of the Company commenced on or about May 10, 2001.

     The total number of shares outstanding and entitled to vote at the meeting as of May 7, 2001 consisted of 30,762,279 shares of $0.25 par value Common Stock. Each share of Common Stock is entitled to one vote. Shareholders have cumulative voting rights in connection with the election of directors by giving written notice of intent to cumulate votes to any officer of the Company before the meeting or to the presiding officer at the meeting. A shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder may be entitled by five (the number of directors to be elected) and casting all such votes for one nominee or distributing them among any two or more nominees. Only shareholders of record at the close of business on May 7, 2001 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                   CERTAIN TRANSACTIONS AND CHANGE IN CONTROL

MERGER

     On December 28, 2000, the Company acquired all of the outstanding securities of International Flex Holdings, Inc ("Holdings"), for approximately
9.7 million shares of Sheldahl's Common Stock under the terms of a definitive merger agreement, as amended, (the "Merger Agreement") by and among Sheldahl, IFT West Acquisition Company, a newly formed subsidiary of Sheldahl ("West"), Holdings, the sole shareholder of International Flex Technologies, Inc. ("IFT"), and the stockholders of Holdings (the "Stockholders"). Under the terms of the Merger Agreement, West merged with and into Holdings, with Holdings surviving and becoming a wholly-owned subsidiary of Sheldahl (the "Merger"). As consideration for the Merger, holders of outstanding shares of Holdings' common stock, Class A Stock, Class B Stock and Series A Preferred Stock received shares of Sheldahl Common Stock. Holdings' option holders and warrant holder received equivalent options and a warrant to purchase shares of Sheldahl Common Stock. The total number of shares of Sheldahl Common Stock issued, including shares to be issued upon exercise of options and warrants, was approximately 9.7 million.

COMMON STOCK AND SERIES G INVESTMENT

     Concurrent with consummating the Merger, Sheldahl completed an equity investment pursuant to an amended stock purchase agreement (the "Stock Purchase Agreement") by and among Sheldahl, and three accredited investors including Morgenthaler Venture Partners V, L.P. ("Morgenthaler V"), Ampersand IV Limited Partnership and Ampersand IV Companion Fund Limited Partnership (collectively the "Ampersand Funds"). Under the terms of the Stock Purchase Agreement, Morgenthaler V and the Ampersand Funds (the "Investors") collectively invested an aggregate of $25.0 million in equity capital in exchange for approximately
9.8 million shares of Sheldahl Common Stock and 11,303 shares of a newly created 11.06% Series G Convertible Preferred Stock of Sheldahl, par value $1.00 per share (the "Series G Stock"), such shares being convertible at $1.40 per share in the aggregate into approximately 8.1 million shares of Sheldahl Common Stock (the "Equity Investment"). The cash used by the Investors to complete the Equity Investment came from the liquid assets of the Investors.

SUBORDINATED NOTES AND WARRANT PURCHASE INVESTMENT

     Concurrent with consummating the Merger and Equity Investment, Sheldahl consummated a debt investment pursuant to an amended and restated subordinated notes and warrant purchase agreement (the "Debt Agreement") by and among Sheldahl, Morgenthaler V, the Ampersand Funds and Molex Incorporated ("Molex"). Under the terms of the Debt Agreement, Morgenthaler V, the Ampersand Funds and Molex (the "Purchasers") purchased $6.5 million of 12% Senior Subordinated Notes ("Notes") and related warrants (the " Subdebt Warrants") (the "Debt Investment"). In addition, the Purchasers collectively received Subdebt Warrants to purchase 1,526,814 shares of Sheldahl Common Stock. The Subdebt Warrants issued under the Debt Agreement are exercisable at $.01 per share and are exercisable for seven years from the date of issuance. The cash used by the Investors to complete the Debt Investment came from the liquid assets of the Investors.

GOVERNANCE AGREEMENT

     Concurrent with the closing of the Merger, the Equity Investment and the Debt Investment (collectively, the "Transactions"), Sheldahl entered into a governance agreement by and among it and Morgenthaler V, the Ampersand Funds and Sound Beach Technology Partners, LLC, a former IFT stockholder ("Sound Beach") (collectively, the "Parties") establishing the terms and conditions regarding
(i) future purchases and sales of the Company's securities, and (ii) the Parties' relationship with the Company (the "Governance Agreement"). Donald Friedman, the Company's Chief Executive Officer, is a significant shareholder and officer of Sound Beach. Molex is not a party to the Governance Agreement.

     Under the terms of the Governance Agreement, until the third anniversary of the closing of the Transactions, the Parties and their respective affiliates are restricted from beneficially owning any Sheldahl securities in excess of that issued or issuable (i) in the Merger, (ii) under the Stock Purchase Agreement,
(iii) upon conversion of the Series G Stock, (iv) issuable in respect of dividends due on the Series G Stock, and (v) upon exercise of the Warrants issued under the Debt Agreement. The Parties are also restricted from doing a business combination or proxy solicitation during the same period. This restriction does not include, however, acquiring securities directly from the Company or making business combination or tender offer proposals to the Company or conducting a proxy solicitation in response to the same made by third parties.

     Also under the terms of the Governance Agreement, for one year from the date of the closing of the Transactions, the Parties are restricted from transferring any of their shares of Common Stock, Series G Stock and Warrants, other than to their Affiliates or Associates. At any time prior to the third anniversary of the closing of the Transactions, any transferees of such parties, other than a partner or a member of a Party, must become a signatory to the Governance Agreement. After one year, any of the Parties that is an investment fund may distribute its shares to its partners and members.

     The terms of the Governance Agreement also require that the initial composition of Board of Directors of Sheldahl as of the closing of the Transactions be comprised of (i) three continuing directors from Sheldahl (each a "Continuing Director"), (ii) the director appointed by Molex (the "Molex Director"), and (iii) three directors nominated by Morgenthaler V, the Ampersand Funds and Sound Beach. With respect to the election of directors following the closing of the Transactions, Morgenthaler V, the Ampersand Funds and Sound Beach together shall be entitled to nominate three directors. The number of directors which may be nominated by Morgenthaler V, the Ampersand Funds and Sound Beach will be reduced as their collective ownership in the Company is reduced. The terms of the Governance Agreement require that the identity of directors to stand for election by the Company's shareholders or to fill vacancies on the Board of Directors be determined by a nominating committee of the Board of Directors (the "Nominating Committee"). For the 2001 Annual Meeting of Shareholders, the Nominating Committee was to be comprised of one director appointed by Morgenthaler V, the Ampersand Funds and Sound Beach together, one Continuing Director and the Molex Director. Messrs. Lutsi, Auerbach and Friedman have been nominated for election to the Company's Board of Directors at the requests of Morgenthaler V, the Ampersand Funds and Sound Beach, respectively.

     In the event the Company desires to enter into a transaction with any of the holders of the Series G Stock or their affiliates, the Governance Agreement requires that such transaction must be approved by a majority vote of the Board of Directors, excluding any Series G Director who is a party to or otherwise has an interest in the transaction.

     Without the consent of Morgenthaler V and the Ampersand Funds, the Company may not authorize or enter into any agreement relating to a merger, sale or lease of substantially all of the Company's assets, set the number of directors at a number other than seven (7), or repurchase or redeem any equity securities of the Company, as long as such Party continues to hold at least 15% of the shares of Common Stock issued or issuable to it pursuant to the Transactions.

VOTING AGREEMENT

     In connection with the Transactions, Morgenthaler V, the Ampersand Funds and Sound Beach together executed a voting agreement, as amended (the "Voting Agreement"). The Company is not a party to this Voting Agreement. Under the terms of the Voting Agreement, Morgenthaler V, the Ampersand Funds and Sound Beach have agreed how they will designate individuals to be nominated for election as directors as provided under the Governance Agreement. Additionally, provided the parties hold a certain level of ownership in the Company, Morgenthaler V, the Ampersand Funds and Sound Beach agree to vote their shares in favor of such nominees to the Company's Board of Directors. Lastly, the Voting Agreement restricts the ability of Sound Beach to dispose of its shares provided Morgenthaler V and the Ampersand Funds maintain ownership of at least 60% of the securities received in the Transactions.

POST TRANSACTIONS OWNERSHIP

     The beneficial ownership of the Investors, calculated in conformance with Rule 13d-1 of the Securities Exchange Act of 1934, as amended, is thoroughly described on page 6 under "Security Ownership of Certain Beneficial Owners and Management."

MOLEX TRANSACTIONS

     Molex Incorporated ("Molex") is a customer of the Company with purchases in the eleven month period ending December 29, 2000, on a pro forma combined basis including IFT and Sheldahl, of approximately $7,574,000, representing 5.5% of the Company's gross revenues. On July 28, 1998, the Company and Molex formed a joint venture to design, market and assemble modular interconnect systems to replace wiring harnesses primarily in the automotive market (the "Joint Venture"). The new company was named Modular Interconnect Systems, L.L.C. and it is a Delaware limited liability company ("Modular Interconnect"). Modular Interconnect will utilize proprietary flexible products developed by the Company and proprietary connectors developed by Molex in the development of the new modular interconnect system as an alternative to conventional automotive wiring harnesses and flex circuit assemblies. The Company and Molex will supply their respective products to Modular Interconnect pursuant to long-term supply contracts. Modular Interconnect is managed by five managers, three of whom are designated by Molex and two by Sheldahl. Certain transactions require the approval of the majority of managers designated by each party.

     On July 30, 1998, the Company completed a private placement of shares of its Series D Convertible Preferred Stock (the "Series D Stock"). This private offering resulted in gross proceeds to the Company of $32,917,000 and the issuance to accredited investors of 32,917 shares of the Series D Stock at a price of $1,000 per share. As one of the investors in the Series D offering, Molex purchased from the Company $12,000,000 of the total shares of the Series D Stock. Given the current conversion price of $6.1002 per share, Molex's Series D Stock is convertible into 1,967,149 shares of the Company's Common Stock and carries warrants to purchase an additional 120,792 shares of Common Stock at an exercise price of $7.6371 per share. As of the date of the closing of the Series D offering, Molex also owned 340,000 shares of the Company's Common Stock.

     On January 11, 2000, the Company completed a private placement of shares of its Series F Convertible Preferred Stock (the "Series F Stock"). This private offering resulted in gross proceeds to the Company of $1,800,000 and the issuance to accredited investors of 1,800 shares of the Series F Stock at a price of $1,000 per share. As one of the investors in the Series F offering, Molex purchased from the Company $1,300,000 of the total shares of the Series F Stock. Given the current conversion price of $5.46 per share, Molex's Series F Stock is convertible into 238,096 shares of the Company's Common Stock and carries warrants to purchase an additional 40,300 shares of Common Stock at an exercise price of $5.46 per share.

     In connection with the formation of the Joint Venture and the investment by Molex in the Series D offering, Molex was granted the right to nominate one person to the Sheldahl Board of Directors, a right of first refusal in the event of a sale of Sheldahl, and certain preemptive rights under the Agreement Relating to Sheldahl dated November 18, 1998 (the "Sheldahl Agreement"). On October 20, 1998 the Board of Directors of Sheldahl elected Raymond C. Wieser, a now retired Corporate Vice President of Molex, as a director. Mr. Wieser has been nominated for election at the Company's Annual Meeting of Shareholders to which this proxy statement relates.

     In connection with execution of the Merger Agreement, the Stock Purchase Agreement and the Debt Agreement, the Company and Molex agreed to certain amendments to (i) the Sheldahl Agreement , and (ii) the Limited Liability Company Agreement of Modular Interconnect Systems, L.L.C., dated July 28, 1998 (the "LLC Agreement"). The Sheldahl Agreement was amended to provide that Molex shall have the right to participate in future equity offerings of the Company so that Molex retains up to a 10% ownership interest in the Company on a fully diluted basis. Also, the Sheldahl Agreement was amended to provide that Molex shall have the right to participate in future issuances of the Company's equity securities in connection with an acquisition so that Molex retains up to a 5% ownership interest in the Company on a fully diluted basis. Lastly, the Sheldahl Agreement was amended to provide Molex with a right of first refusal on any acquisitions of the Company by three Identified Parties (the "Right of First Refusal"). The Right of First Refusal terminates at the earlier of the end of the thirty month period following the date of closing of the Merger or the execution of a mutually acceptable supply and technology agreement between Molex and Sheldahl. The LLC Agreement was amended to provide that all past defaults by either party thereto, if any, would be waived currently and that the Transactions would not trigger the Change of Control provisions in the LLC Agreement.

TRANSACTIONS' AFFECT ON FINANCIAL STATEMENTS

     In the Merger, as described above, Sheldahl acquired all of the outstanding securities of Holdings resulting in Holdings becoming a wholly-owned operating subsidiary of Sheldahl. Although Sheldahl is the legal survivor in the Merger and remains the registrant with the Securities and Exchange Commission ("SEC") and a listed company on Nasdaq, under United States generally accepted accounting principles, due to the number of shares issued and sold in the Transactions, Holdings is considered the "acquirer" of Sheldahl for financial reporting purposes. Among other matters, this will require Sheldahl in all of its future financial and informational filings with the SEC to present the prior historical financial and other information of Holdings for periods prior to December 28, 2000, the effective date of the Merger.

FISCAL YEAR

     On January 5, 2001, the Board of Directors approved a change of the Company's fiscal year end to the Friday closest to December 31 of each year beginning December 29, 2000. Therefore, for purposes of this proxy and the Company's Annual Report on Form 10-K, fiscal 2000 will consist of a transition period from January 30, 2000, the beginning of Holdings fiscal year, to December 29, 2000.

OTHER

     See "Executive Compensation and Other Information -- Employment and Other Agreements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes information as of May 7, 2001 concerning the beneficial ownership of Common Stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each executive officer named in the table on page 10, and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

                                                                                      PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                  AMOUNT              OF CLASS
            ------------------------------------                ----------            --------
Morgenthaler Venture Partners V, L.P.                           18,968,549(1)(2)        51.6%
Terminal Tower
50 Public Square, Suite 2700
Cleveland, OH 44113

Ampersand Ventures                                               5,533,314(1)(3)        16.6%
55 William Street, Suite 240
Wellesley, MA 02481

Molex Incorporated                                               3,847,056(4)(5)        11.3%
2222 Wellington Court
Lisle, IL 60532

Sound Beach Technology Partners, LLC                             2,679,405(1)            8.7%
4 Vista Avenue
Old Greenwich, CT 06870

John D. Lutsi (6)(7)                                            18,968,549(8)           51.6%

Stuart A. Auerbach (7)(9)                                        5,533,314(10)          16.6%

Donald R. Friedman (7)(11)(13)                                   2,679,405(12)           8.7%

William B. Miller(7)                                               125,622(14)(15)         *

Raymond C. Wieser(7)                                                19,666(14)(16)         *

Jill D. Burchill(17)                                                27,578(14)             *

Gregory D. Closser(13)                                              84,919(14)             *

Peter Duff(13)                                                      77,997(14)             *

James Havener(18)                                                   84,284(14)             *

Edward L. Lundstrom(19)                                            205,404(14)(20)         *

All Current Executive Officers and Directors as a Group (10
persons)                                                        27,603,472(14)          88.9%

------------------------------

 *   Less than one percent.

 (1) Based on a Schedule 13D filed with the Securities and Exchange Commission, Ampersand IV Limited Partnership and Ampersand IV Companion Fund Limited Partnership (the "Ampersand Funds") and AMP-IV Management Company Limited Liability Company ("AMP-IV" and together with the Ampersand Funds, "Ampersand Ventures"), Morgenthaler Venture Partners V, L.P. and Sound Beach Technology Partners, LLC (the "Investors") have shared voting and dispositive power with respect to a total of 27,181,268 shares, representing an aggregate of 68.9% of the Common Stock of the Company. The Investors entered into a Voting Agreement with respect to their respective shares whereby they agreed to vote for each others Board nominees under certain circumstances. Amounts shown in this table for each of the Investors exclude the amounts held by each of the other Investors and as to which the Investors disclaim beneficial ownership. Pursuant to a Governance Agreement, dated December 28, 2000, among the Company and the Investors, the Investors have agreed, until December 28, 2003, that they may not own more shares of the Company's securities than they currently hold and that they and their Affiliates are restricted from taking certain actions, as more fully described in "Certain Transactions and Change in Control" above.
 (2) Morgenthaler Ventures' holdings include 5,651,428 shares which may be issued upon the conversion of the Company's Series G Convertible Preferred Stock, and 411,065 shares which may be issued upon the exercise of Subdebt Warrants.
 (3) The Ampersand Ventures's holdings include 2,422,143 shares of Common Stock which may be issued upon the conversion of the Company's Series G Convertible Preferred Stock, and 176,171 shares of Common Stock which may be issued upon the exercise of Subdebt Warrants.
 (4) Based upon information filed with the Securities and Exchange Commission on
     Schedule 13D.
 (5) Molex Incorporated's holdings include 1,960,785 shares which may be issued upon the conversion of the Company's Series D Convertible Preferred Stock, 120,792 shares which may be issued upon the exercise of Series D Warrants, 238,096 shares which may be issued upon the conversion of the Company's Series F Convertible Preferred Stock, 40,300 shares which may be issued upon the exercise of the Series F Warrants, and 939,578 shares which may be issued upon the exercise of Subdebt Warrants.
 (6) Mr. Lutsi is a General Partner of Morgenthaler Venture Partners V, L.P.
 (7) Serves as a director of the Company and has been nominated for re-election.
 (8) Mr. Lutsi disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in shares directly owned by Morgenthaler Venture Partners V, L.P.
 (9) Mr. Auerbach is a managing member of AMP-IV.
(10) Mr. Auerbach disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in shares directly owned by the Ampersand Funds.
(11) Mr. Friedman is the Chief Executive Officer and significant shareholder of Sound Beach Technology Partners, LLC.
(12) Mr. Friedman disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in shares directly owned by Sound Beach Technology Partners, LLC.
(13) Serves as an executive officer of the Company.
(14) Includes shares which may be purchased within sixty days from the date hereof upon exercise of outstanding stock options in the amount of 22,000 shares for Mr. Miller; 16,666 shares for Mr. Wieser; 25,000 shares for Ms. Burchill; 75,000 shares for Mr. Closser; 77,997 shares for Mr. Duff; 75,000 shares for Mr. Havener; 175,000 shares for Mr. Lundstrom; and shares for all current executive officers and directors as a group.
(15) Mr. Miller's holdings include 5,000 shares which may be issued upon the exercise of Series E Warrants, and 81,622 shares held in a custodial account with RBSTB Nominees Limited.
(16) Mr. Wieser is a retired officer of Molex Incorporated and disclaims beneficial ownership of any shares held by Molex Incorporated.
(17) Ms. Burchill served as Chief Financial Officer of Sheldahl until December 28, 2000.
(18) Mr. Havener resigned as an executive officer of the Company effective April 9, 2001.
(19) Mr. Lundstrom served as the President and Chief Executive Officer of Sheldahl until December 28, 2000.
(20) Mr. Lundstrom's shares include 8,170 shares which may be issued upon the conversion of the Company's Series D Convertible Preferred Stock, 503 shares which may be issued upon the exercise of Series D Warrants, and 30 shares held indirectly by his spouse.

                      REDUCTION OF THE NUMBER OF DIRECTORS
                                  (PROPOSAL 1)

     The present size of the Board of Directors is fixed at nine persons. On December 28, 2000, in connection with the execution of a Governance Agreement and consummation of the Transactions described above in "Certain Transactions and Change in Control", the Company agreed to reduce the size of its Board of Directors to seven persons. Under provisions of the Company's Bylaws and Minnesota law, the size of the Board may only be reduced by a vote of the shareholders.

     The following resolution will be presented to the shareholders for approval:

          RESOLVED, that Article II, Section 2 of the Bylaws of this Company be amended to read as follows:

        "The Board of Directors of this Corporation shall consist of seven (7) directors and a majority of the directors then holding office shall constitute a quorum."

     Approval of this resolution requires the affirmative vote of a majority of the shareholders present in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND RATIFICATION OF AN AMENDMENT TO SHELDAHL'S AMENDED AND RESTATED BYLAWS.

                         INCREASE IN AUTHORIZED SHARES
                                  (PROPOSAL 2)

     In February 2001, the Board of Directors of the Company adopted a resolution, subject to shareholder approval and ratification, approving an amendment to the Company's Amended and Restated Articles of Incorporation, to increase the aggregate number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000.

     The following resolution will be presented to the shareholders for approval:

          RESOLVED, that the first sentence of Article III of the Amended and Restated Articles of Incorporation of this corporation be amended to read as follows:

        "The authorized capital stock of this corporation shall be one hundred million (100,000,000) shares of Common Stock of the par value of twenty-five cents ($.25) per share (the "Common Stock") and five hundred thousand (500,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock").

     As of May 7, 2001, of the 50,000,000 shares of Common Stock currently authorized, the Company had (i) 30,762,279 shares outstanding, (ii) approximately 19,175,000 shares reserved for issuance pursuant to options, warrants, convertible securities and other arrangements, and (iii) approximately 63,000 shares authorized and available for future issuance. If this proposal is adopted to increase the Company's authorized shares of Common Stock to 100,000,000, the Company will have approximately 50,000,000 shares of Common Stock authorized and available for future issuance.

     The proposed increase in the number of shares of Common Stock authorized for issuance by the Company is designed to ensure that shares of Common Stock will be available, if needed, for various corporate purposes including, but not limited to, the Employee Stock Purchase Plan and 1994 Stock Plan described in Proposals 4 and 5, stock splits, stock dividends and other distributions. The Company currently has no arrangements, commitments or understandings with respect to the issuance of any of the additional shares that would be authorized by the proposed amendment; however, the Board believes it is desirable to have the authorized capital of the Company sufficiently flexible so that future business needs and corporate opportunities may be dealt with by the Board of Directors without undue delay or the necessity of holding a special shareholders' meeting. Additionally, the increased authorized shares could be used by the Company to make a takeover attempt by a third party more difficult, such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting power of the bidder. As of the date of this Proxy Statement, the Board is unaware of any effort to accumulate the Company's shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     If adopted by the shareholders, the proposed amendment will be accomplished by the filing of Articles of Amendment with the Secretary of State of the State of Minnesota, which would be expected to be accomplished promptly following shareholder approval.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the Common Stock of the Company, voting at the meeting in person or by proxy, is required for the approval of the increase in authorized shares of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE SHELDAHL, INC. AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 3)

     Five directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors are elected. The Board of Directors has nominated for election the five persons named below. All of the nominees are currently directors. Mr. Miller, and Mr. Wieser were elected by the shareholders in January 2000. Messrs. Lutsi, Auerbach and Friedman were appointed to the Board of Directors on December 28, 2000 as nominees of Morgenthaler V, the Ampersand Funds and Sound Beach, respectively, pursuant to the terms of a Governance Agreement with the Company. The Governance Agreement also imposes additional limitations with respect to the future composition of the Board of Directors. See "Certain Transactions and Change in Control". Under the terms of a Voting Agreement, Morgenthaler V, the Ampersand Funds and Sound Beach have agreed to arrangements governing the parties' ability to designate nominees to the Company's Board of Directors and whereby each party will vote for the agreed upon nominees under certain circumstances. See "Certain Transactions and Change in Control". It is intended that proxies will be voted for the named nominees. Proxies cannot be voted for a greater number of persons than the five nominees named. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names of the nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees.

                                                        PRINCIPAL OCCUPATION                   DIRECTOR
            NAME AND AGE                              AND OTHER DIRECTORSHIPS                   SINCE
            ------------                              -----------------------                  --------
John D. Lutsi (60)                     General Partner of Morgenthaler Venture Partners V,       2000
                                       L.P. (venture capital firm); Director of APSCO
                                       International, Cambridge International, Warrick
                                       Industries and American Management Partners.

Stuart A. Auerbach (43)                Currently General Partner of Ampersand Ventures where     2000
                                       he has been employed since 1991, Managing Member of
                                       AMP-IV management Company Limited Liability Company
                                       (venture capital firm); interim Chief Financial
                                       Officer of ADflex Solutions (a flex circuit producer)
                                       in 1993, and from 1988 to 1991, consultant at Bain
                                       Company (a management consulting company). Currently a
                                       director of Tomah Holdings, Inc. and several other
                                       private companies.

Donald R. Friedman (54)                President and Chief Executive Officer of the Company      2000
                                       since January 1, 2001; since 1999, President of
                                       International Flex Technologies, a subsidiary of the
                                       Company, since December 28, 2000 (fine-line flex
                                       circuit producer); prior to 1999, Vice
                                       President -- Marketing and Strategy, IBM.

William B. Miller (69)                 Partner, Miller & Company, Ayr, Scotland (business        1991
                                       consulting); prior to 1991, Managing Director and
                                       Chairman, Prestwick Holdings plc, Ayr, Scotland
                                       (electronic component manufacturer); Director of
                                       Magnum Power plc and Stathclyde University Incubator
                                       Ltd.

Raymond C. Wieser (63)                 Retired; prior to 2001, Corporate Vice President of       1998
                                       Molex Incorporated (connector manufacturer).

     The Board of Directors met twenty-eight times during fiscal year 2000. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served, with the exception of Mr. Wieser who attended five meetings. Mr. Wieser did not participate in certain Board meetings during the strategic alternatives search conducted by the Company in fiscal 2000. See "Certain Transactions and Change in Control".

     The Compensation Committee, which is currently comprised of Messrs. Auerbach, Lutsi and Wieser, met four times during fiscal year 2000. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and key employees.

     The Audit Committee, which currently consists of Messrs. Auerbach, Lutsi, and Miller, met six times during fiscal year 2000. Among other duties, the Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company's independent auditors and approves additional services to be provided by the auditors. The Committee reviews the activities of the Company's internal audit staff and reviews audited financial statements of the Company.

     The Nominating Committee, which is currently comprised of Messrs. Auerbach, Lutsi, Miller and Wieser, met one time during fiscal 2000. The Nominating Committee was established at the end of fiscal 1995 to consider nominees for election to the Board of Directors and to evaluate the performance of the Board of Directors and individual directors. Under the terms of a Governance Agreement, executed by the Company and Morgenthaler V, the Ampersand Funds and Sound Beach on December 28, 2000 (See "Certain Transactions and Change in Control"), for the 2001 Annual Meeting of Shareholders, the Nominating Committee was required to be comprised of one director appointed by Morgenthaler V, the Ampersand Funds and Sound Beach together, one Continuing Director and the Molex Director. The Nominating Committee will consider a nomination by a shareholder of a candidate for election as a director of the Company. The Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's Annual Meeting. The Company's Bylaws provide that the Annual Meeting shall be held on the second Wednesday in May of each year, unless such other date is established by the Board of Directors. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows sets forth certain information concerning cash and other compensation for services rendered to the Company in all capacities during the periods set forth below by (i) Donald R. Friedman, the Company's Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company in office at the end of fiscal year 2000, whose salary and bonus exceeded $100,000 and (iii) one former executive officer who served as Chief Executive Officer during fiscal 2000 but who was not serving as an executive officer of the Company at the end of fiscal 2000 (together with Mr. Friedman, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                           --------------
                                              ANNUAL COMPENSATION              AWARDS
                                       ---------------------------------------------------------------
                                                                OTHER
                                                                ANNUAL       SECURITIES     ALL OTHER
         NAME AND                                             COMPENSA-      UNDERLYING     COMPENSA-
    PRINCIPAL POSITION       YEAR(2)   SALARY($)   BONUS($)   TION($)(3)      OPTIONS       TION($)(4)
    ------------------       -------   ---------   --------   ----------   --------------   ----------
Donald R. Friedman             TP00     231,769    32,500        0             0              1,646
  President and Chief
  Executive Officer

Peter Duff                     TP00     142,011    18,750        0             0              4,744
  Vice President-
  Finance

Gregory D. Closser            STP00      49,303       0          0             0              1,504
  Vice President-Flexible      2000     150,000       0          0             0              3,002
  Interconnect                 1999     137,345       0          0             0              2,581
                               1998     136,906       0          0             0              2,481

Jill D. Burchill(5)           STP00      63,078       0          0             0            450,000(6)
  Vice President               2000     200,378    50,000        0             0              3,002
  Chief Financial Officer      1999      94,432    50,000        0             0              2,581
                               1998          --      --          --            --                --

James Havener                 STP00      60,508       0          0             0              1,995
  Vice President-Micro         2000     181,221       0          0             0              3,624
  Products Business            1999     175,001       0          0             0              3,500
  Unit(7)                      1998     111,745       0          0           75,000           2,221

Edward L. Lundstrom(8)        STP00      72,692       0          0             0            600,000(6)
  President and Chief          2000     250,912       0          0             0              5,018
  Executive Officer            1999     200,176       0        63,924        75,000           3,687
                               1998     199,953       0          0           10,654           3,691

------------------------------

TP00 Denotes transition period of January 30, 2000 (the beginning of Holdings' fiscal year) through December 29, 2000.
STP00 Denotes transition period of September 2, 2000 (the beginning of
      Sheldahl's fiscal year) to December 29, 2000.
(1) See "Certain Transactions and Change in Control -- Transactions' Affect on Financial Statements and -- Fiscal Year."
(2) Unless otherwise indicated, all reporting periods relate to Sheldahl's fiscal years ended September 1, 2000, August 27, 1999 and August 28, 1998, respectively.

(3) With respect to Mr. Lundstrom, these amounts represent taxable gain related to option exercises during fiscal 1999.
(4) Unless otherwise indicated, these amounts represent the Company's basic and matching contributions to the Company's 401(k) plan on behalf of such employees.
(5) Ms. Burchill became Chief Financial Officer of Sheldahl on March 13, 1999 and ceased serving in that capacity on December 28, 2000. Ms. Burchill resigned effective January 1, 2001.
(6) $875,000 and $175,000, respectively was accrued by the Company for severance compensation and benefits, $375,000 and $500,000 of which was paid in March 2001 under severance agreements with Ms. Burchill and Mr. Lundstrom. See "Employment and Other Agreements."
(7) Mr. Havener resigned effective April 9, 2001.
(8) Mr. Lundstrom served as the President and Chief Executive Officer of Sheldahl until December 28, 2000. Mr. Lundstrom resigned effective January 1, 2001.

STOCK OPTIONS

     There were no grants of stock options under the Company's stock option plans to the Named Executive Officers during the fiscal year:

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 2000:

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                           SHARES                       OPTIONS AT FISCAL YEAR-END         OPTIONS AT FISCAL YEAR-END
                         ACQUIRED ON       VALUE       ----------------------------    ----------------------------------
        NAME              EXERCISE      REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE(2)    UNEXERCISABLE(2)
        ----             -----------    -----------    -----------    -------------    --------------    ----------------
Donald R. Friedman         0               0$              0              0              $0                  $0
Peter Duff                 0               0$             77,997         39,000          $118,212            $59,108
Gregory D. Closser         0               0$             75,000          0              $0                  $0
Jill D. Burchill           0               0$             25,000          0              $0                  $0
James Havener              0               0$             75,000          0              $0                  $0
Edward L. Lundstrom        0               0$            175,000         29,000          $0                  $0

------------------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.
(2) Based on a per share price of $1.5156 which is the average of the high and low prices for the Company's Common Stock on December 29, 2000. Value is calculated on the difference between the option exercise price and $1.5156 multiplied by the number of shares of Common Stock underlying the options, but before taxes associated with exercise.

BOARD COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executives are generally made by the Compensation Committee of the Board. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of companies' policies toward executive compensation, set forth below is a report submitted by Messrs. Auerbach, Lutsi and Wieser in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 2000 as they affected the executive officers. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

     Compensation Philosophy. The Company's primary objective is to enhance long-term shareholder value by safely and profitably providing products of the highest value and quality for key markets. In furtherance of this objective, the Company is committed to a strong, positive link between its business and strategic goals and its compensation programs. The financial goals for compensation plans are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     The Company's total compensation philosophy is designed to support its overall objective of creating value for its shareholders. Key objectives of this philosophy are:

     - Attract and retain key executives critical to the long-term success of the Company.

     - Support a performance-oriented environment that rewards performance with respect to the Company's short and long-term financial goals.

     - Emphasize pay for performance by having a significant portion of compensation "at-risk," particularly for senior executives.

     - Encourage maximum performance through the use of appropriate incentive programs.

     - Encourage employee stock ownership to enhance a mutuality of interest with other shareholders.

     The Company is currently reviewing its executive compensation programs in an effort to better focus on these objectives. Following is a description of the Company's current programs and how each design element relates to the objectives outlined above.

     Base Salary. The Compensation Committee annually reviews each officer's salary, including those of the Named Executive Officers. In determining appropriate salary levels, the Compensation Committee considers level of responsibility, experience, individual performance, internal equity, as well as external pay practices.

     Annual Incentives. Annual incentive (performance bonus) award opportunities are made to managerial and executive employees to recognize and reward corporate and individual performance. Each year, the Compensation Committee will approve the performance measures selected, as well as specific financial targets used. The Compensation Committee believes these goals drive the future success of the Company's business and enhance shareholder value.

     The amount individual executives may earn is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. Additionally, external market data is reviewed annually to determine competitive incentive opportunities. Awarded amounts are related to performance.

     The short-term incentive plan is dependent on measured financial performance. Every payout depends on results, not on efforts. Bonuses are paid based upon attainment of financial goals.

     Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be related to improvement in the creation of long-term shareholder value. In furtherance of this objective, the Company awards to its executive officers stock options and provides its employees with the opportunity to participate in an Employee Stock Purchase Plan.

     Stock Options. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation. The Compensation Committee does not believe the Target Grant Program has provided the appropriate incentives or encouraged stock ownership of its employees. The Committee has, therefore, recommended that the program be discontinued. The Committee is currently reviving the Company's stock option program to better focus on the objectives outlined above.

     Chief Executive Officer Compensation. The salary and bonus of Donald R. Friedman, the Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee with Board approval. Mr. Friedman's base salary for fiscal 2001 is $325,000. Mr. Friedman is eligible for a bonus of $100,000 if certain financial goals and performance targets are attained; a greater or lesser bonus may be awarded in the discretion of the Board of Directors. In determining Mr. Friedman's compensation, the Committee reviewed comparable compensation levels for chief executive officers in similarly situated companies as well as Mr. Friedman's experience, responsibilities and individual performance.

                 Submitted by the Compensation Committee of the
                          Company's Board of Directors

        Stuart A. Auerbach        John D. Lutsi        Raymond C. Wieser

BOARD AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's financial reporting system by overseeing and monitoring management's and the independent auditors' participation in the financial reporting process. The Audit Committee is comprised of independent directors, and acts under a written charter adopted and approved by the Board of Directors on June 14, 2000, a copy of which is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is independent as defined by the Nasdaq listing standards.

     The Audit Committee held six meetings during fiscal year 2000. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company's independent accountants, Arthur Andersen LLP. The Audit Committee also met once after December 29, 2000 to review and discuss the fiscal 2000 audited financial statements with management and Arthur Andersen LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Arthur Andersen LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Arthur Andersen LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Arthur Andersen LLP.

     Based on the discussions with management and Arthur Andersen LLP, the Audit Committee's review of the representations of management and the report of Arthur Andersen LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2000 filed with the Securities and Exchange Commission.

                    Submitted by the Audit Committee of the
                         Company's Board of Directors:

        John D. Lutsi        Stuart A. Auerbach        William B. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. James Donaghy, who served on the Compensation Committee during fiscal 2000, was Chairman of the Board until his resignation on December 28, 2000 and served as Chief Executive Officer of the Company prior to his resignation in 1998. Mr. Roering, who served on the Compensation Committee during fiscal 2000, served as Vice-Chairman of the Company during the last fiscal year. Mr. Roering resigned as Vice-Chairman of the Company on December 28, 2000 and as a Director and member of the

Compensation Committee in March 2001. Mr. Gerald Magnuson, who served on the Compensation Committee during fiscal 2000, was a Director of the Company until December 2000, and is a retired partner of the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. Mr. Magnuson received no financial benefit on account of amounts paid by the Company to Lindquist & Vennum P.L.L.P. for such services. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year.

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has chosen the use of the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Electronic Component Stock Index as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested as of August 30, 1996 in the Common Stock of the Company, the Nasdaq Stock Market Index and the Nasdaq Electronic Component Stock Index, assuming the reinvestment of all dividends. The performance graph is not necessarily indicative of future investment performance.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------------
                          Aug. 30, 1996    Aug. 29, 1997   Aug. 28, 1998   Aug. 27, 1999    Sept. 1, 2000    Dec. 29, 2000
----------------------------------------------------------------------------------------------------------------------------
 Sheldahl, Inc.               100.00           124.92           26.33           34.23            17.62            10.64
 Nasdaq Electronic
   Component Stocks
   Index                      100.00           139.49          131.81          244.90           374.08           217.91
 Nasdaq Stock Market
   Index (U.S.)               100.00           202.66          139.08          352.96           768.56           360.43

DIRECTOR COMPENSATION

     Directors who are not employees and are not affiliated with a major shareholder ("Non-affiliate Directors") receive an annual retainer of $18,000, 50% paid in cash and 50% paid in restricted stock valued at the fair market value of shares on the date of issuance, and a fee of $800 for each day of meetings of the Board of Directors or any committee. Messrs. Lutsi, Auerbach and Wieser do not receive the annual retainer nor meeting fee. See "Certain Transactions and Change in Control". During fiscal 2000, Mr. Donaghy received an additional $2,000 per month for acting as Chairman of the Board and Mr. Roering received an aggregate of $5,000 per month for acting as Vice Chairman of the Company. Pursuant to the terms of the Company's Target Grant Program, each non-employee director (excluding Messrs. Lutsi and Auerbach) has received options to purchase 25,000 shares (the "Target Level"). Upon exercise of such options, each non-employee director automatically receives replacement options to maintain his Target Level. The replacement options vest over three years and will have an option exercise price equal to the fair market value on the date of grant. If Proposal 5 is approved and adopted by the shareholders, each Non-affiliate Director, under certain circumstances, will no longer participate in the Target Grant Program but rather will be eligible for (i) annual automatic grants of 4,000 options upon their re-election by shareholders to the Company's Board of Directors and (ii) a one-time grant of 25,000 options, in each case, at an exercise price equal to the fair market value on the date of grant.

     In fiscal year 1982, the Company established a retirement program for directors not covered by another retirement plan of the Company which provides for the payment of an annual benefit equal to the annual retainer paid to directors during the full fiscal year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, will commence at the later of the time of retirement or when the director becomes 65 years old and will be subject to proportionate reduction if the director has served the Company less than 15 years. The maximum number of years that the benefit is payable is ten years. Effective December 28, 2000, this program was terminated with respect to any person who has not served as a director of the Company prior to such date.

EMPLOYMENT AND OTHER AGREEMENTS

     The Company has employment agreements with certain officers not affiliated with Holdings prior to the Merger which, as a result of the Merger discussed in "Certain Transactions and Change in Control", require severance benefits equal to 1.5 times the individual's average annual compensation over the preceding five (5) years plus certain fringe benefits, or a greater amount, if any, payable under the Company's severance pay plan, which provides generally for payment based on length of service of up to two times an employee's base pay in effect on the date of termination if an employee is terminated at the Company's initiative and such employee is in good standing at the time of such termination. Benefits under the employment agreements are available upon termination of employment if the officers continues employment with the Company for at least one year from the date of the Merger or if certain other events occur resulting in a termination of employment within three (3) years of the date of the Merger. If such termination of employment had occurred as of the end of fiscal year 2000, Mr. Closser would have received $320,100 and all current officers subject to such employment agreements would have received $906,865, in the aggregate.

     Certain officers which were affiliated with Holdings prior to the Merger have employment agreements which provide severance payments ranging from twelve to eighteen months of an employee's base pay in the event of a termination of employment by the Company without cause of by the employee for good reason, as defined. Mr. Friedman's employment agreement provides additional severance benefits if his employment is terminated within one year following a change of control either by the Company without cause or by the officer for good reason. In such event, Mr. Friedman would receive severance pay through the end of the term of the agreement, December 31, 2001, plus twelve months. If a change of control had occurred at the end of fiscal year 2000, and, if, as a result, Mr. Friedman's employment had been terminated, he would have received approximately $500,000 pursuant to his employment agreement.

     In connection with Mr. Lundstrom's resignation from the Company, Mr. Lundstrom and the Company entered into a severance agreement on December 21, 2000. This agreement provides for a lump sum payment of $500,000 sixty (60) days from the effective date of Mr. Lundstrom's resignation, continued medical insurance coverage for a period of twenty-four (24) months and one year of continued vesting of outstanding options which shall continue to be exercisable for their original term. Mr. Lundstrom has agreed as part of this severance agreement to be held to an employee agreement, which prohibits Mr. Lundstrom from seeking employment with a competitor company for a period of one (1) year after termination of employment with the Company and from disclosing confidential information regarding the Company's products, customers and other business matters. In addition, Mr. Lundstrom has agreed to consult with the Company for a twenty-four (24) month period at no additional cost to the Company.

     In connection with Ms. Burchill's resignation from the Company, Ms. Burchill and the Company entered into a severance agreement on December 21, 2000. This agreement provides for a lump sum payment of $375,000 sixty (60) days from the effective date of Ms. Burchill's resignation, continued medical insurance coverage for a period of nine (9) months and two months of continued vesting of outstanding options which shall continue to be exercisable for eighteen months. Ms. Burchill has agreed as part of this severance agreement to be held to an employee agreement, which prohibits Ms. Burchill from seeking employment with a competitor company for a period of one (1) year after termination of employment with the Company and from disclosing confidential information regarding the Company's products, customers and other business matters.

     The Company and Mr. Donaghy entered into a supplementary executive retirement plan agreement during fiscal year 1997 which provides Mr. Donaghy upon his retirement or other termination of his employment with an annual retirement pension benefit equal to $137,500, less an amount equal to the sum of
(i) the aggregate of twelve (12) monthly payments received by Mr. Donaghy and/or his spouse under his pension or deferred compensation plans established by Mr. Donaghy's former employer; and (ii) an amount which equals an annual joint and survivor annuity which could be purchased with the principal in Mr. Donaghy's retirement accounts at the date of retirement provided from all retirement contributions by the Company. Based on the above formula, the Company expects its obligations under the agreement to be approximately $50,000 per annum increasing to approximately $80,000 per annum in the event Mr. Donaghy predeceases his spouse. All benefits are payable for Mr. Donaghy's life and, after his death, if he is survived by his spouse, his spouse shall continue to receive such benefits for the duration of her life. The agreement also restricts Mr. Donaghy from competitive employment and disclosure of trade secrets and confidential information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2000, all
Section 16(a) filing requirements applicable to its insiders were complied with, except Messrs. Friedman and Lutsi, who failed to file Form 3's in a timely manner.

         AMENDMENTS TO THE SHELDAHL, INC. EMPLOYEE STOCK PURCHASE PLAN
                                  (PROPOSAL 4)

     On January 14, 1998, the Company's shareholders adopted the Sheldahl, Inc. Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to facilitate the purchase by employees of shares of Common Stock in the Company in order to provide a greater community of interest between the Company and its employees. In general, the Plan permits employees to purchase shares of Common Stock of the Company at a price equal to the lesser of 85% of the value of the Common Stock on the commencement date of a period (the "Commencement Date") or 85% of the value of a share of Common Stock on the date of termination of a period (the "Termination Date"). Each year during the term of the Plan shall reflect two periods, the first commencing on January 1 and terminating on June 30 and the second period commencing on July 1 and terminating on December 31 (each a "Period"). The effective date of the Plan is January 1, 1998 and it shall terminate on January 1, 2003.

AMENDMENTS TO THE PLAN

     The proposed amendment to the Plan is to increase the number of shares available under the Plan and to require a twelve month holding period before shares acquired under the Plan can be transferred. If approved, these amendments will be effective as of the beginning of the next full Plan Period following approval. Originally, there were 250,000 shares of the Company's Common Stock, $.25 par value, reserved for issuance under the Plan. At the expiration of the Period ending on December 31, 2000, the Plan had no shares available for future employee participation. Accordingly, on February 28, 2001, the Board of Directors amended the Plan, subject to ratification and approval of the shareholders, to increase the number of shares available under the Plan by 400,000 shares to a total of 650,000 shares. Absent such shareholder approval of this increase in the shares available, there will be no shares remaining in the Plan. The Board of Directors has deemed it advisable to increase the shares available by 400,000 shares to facilitate future employee participation under the Plan. Eligible employees will not pay any consideration to the Company in order to receive options under the Plan. In addition, on February 28, 2001, the Board of Directors amended the Plan, subject to shareholder approval, to require a twelve month holding period before shares acquired under the Plan can be transferred, pledged or encumbered. The principal features of the Plan are summarized below.

SUMMARY OF THE PLAN

     Term of the Plan. The Plan shall terminate on January 1, 2003. No Period may run concurrently, but a Period may commence immediately after the termination of a preceding Period.

     Eligibility. As of the next payroll period following the date of hire, any employee of the Company shall be eligible to participate in the Plan. Notwithstanding anything to the contrary in the Plan, no employee may be granted an option under the Plan to purchase shares of Common Stock if such employee, immediately after the grant of the option, would own stock (including shares subject to the option) possessing 5% or more of the total combined voting power or value of all classes of issued and outstanding stock of the Company. In addition, no Participant may be granted an option to purchase shares of Common Stock that permit the Participant to shares in any calendar year under the Plan with an aggregate fair market value in excess of $25,000. By action of the respective boards of directors, employees of any subsidiary of the Company also may participate.

     Participation. Eligible employees elect to participate in the Plan by completing payroll deduction authorization forms on the Commencement Date of the applicable Period of the Plan. Payroll deductions are limited to 10% of a Participant's base pay for the term of the Plan and the minimum authorization is 2% of a Participant's pay per pay period.

     Terms and Conditions of Options. As of the Commencement Date of the applicable Period of the Plan, an eligible employee who elects to participate in the Plan shall be granted an option for as many full shares as he or she will be able to purchase pursuant to the payroll deduction procedure. The option price for employees who participate on a particular Commencement Date shall be the lesser of: (i) 85% of the fair market value of the shares on the Commencement Date, or (ii) 85% of the fair market value of the shares on the Termination Date of the applicable Period of the Plan.

     Exercise and Withdrawal. Exercise of the option occurs automatically on a particular Termination Date, unless a Participant gives written notice prior to such date as to an election not to exercise. A Participant may, at any time during the term of the Plan, give notice that he or she does not wish to continue to participate, and all amounts withheld will be refunded without interest accrued thereon.

     Administration and Amendment. The Plan shall be administered by a Committee consisting of not less than two members who shall be appointed by the Board of Directors. Each member of such Committee shall be either a director, officer or an employee of the Company. The Board of Directors may at any time amend the Plan, except that no amendment may make changes in options already granted which would adversely affect the rights of any Participant.

     Certain Benefits. Because employees determine their own levels of participation, the Company cannot determine the benefits or amounts that will be received by or allocated to eligible employees.

FEDERAL INCOME TAX CONSEQUENCES

     The Company believes that the Plan is a "qualified" plan under Section 423 of the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code, no income will result to a grantee of an option upon the granting or exercise of an option, and no deduction will be allowed to the Company. The gain, if any, resulting from a disposition of the shares received by a Participant will be reported according to the provisions of Section 423 of the Internal Revenue Code and will be taxed in part as ordinary income and in part as capital gain.

REGISTRATION WITH SEC

     Upon approval of the amendment to the Plan by the shareholders, the Company will file with the SEC, pursuant to the Securities Act of 1933, as amended, a registration statement covering the offering of the additional shares under the Plan, and a prospectus has been or will be delivered to each eligible employee prior to the time when an election to participate must be made.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the Common Stock of the Company, voting at the meeting in person or by proxy, is required for the approval of the Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE SHELDAHL, INC. EMPLOYEE STOCK PURCHASE PLAN.

                      AMENDMENT TO 1994 STOCK OPTION PLAN
                                  (PROPOSAL 5)

GENERAL INFORMATION

     On October 14, 1994, the Company's Board of Directors adopted, and on January 11, 1995 the shareholders of the Company approved and ratified the adoption of, the Sheldahl, Inc. 1994 Stock Plan (the "1994 Plan"). The purpose of the 1994 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1994 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock.

     The principal features of the 1994 Plan are summarized below.

     Shares Available Under 1994 Plan. In 1998, the Company's shareholders approved an amendment to the 1994 Plan providing that the number of shares reserved for issuance under the Plan would be increased each time the number of shares available for grant shall have been fully granted (a "Reset"). A Reset has occurred on various occasions over the past three years. Currently, there are 416,273 shares available for future grants and 1,777,139 shares have been granted subject to outstanding awards under the 1994 Plan. The maximum number of shares of Common Stock reserved and available under the 1994 Plan for awards is 2,193,412 (subject to possible adjustment in the event of stock splits or other similar changes in the Common Stock). Included in Proposal 5 is an amendment to fix the number of shares reserved under the 1994 Plan at 4,500,000 shares. Shares of Common Stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1994 Plan.

     Eligibility and Administration. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1994 Plan. The 1994 Plan is administered by the Board or, in its discretion, by a committee of not less than three "non-employee directors," as defined in the 1994 Plan (the "Committee"), who are appointed by the Board of Directors. The term "Board" as used in the 1994 Plan refers to the Board or, if the Board has delegated its authority, the Committee. The Board has the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1994 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1994 Plan.

AMENDMENTS TO THE 1994 PLAN

     The proposed amendments to the 1994 Plan are as follows:

     Increase in the Number of Shares Available under the 1994 Plan. In January 1998, the shareholders approved a provision providing that the number of shares reserved for issuance pursuant to awards granted under the 1994 Plan were to be increased each time the number of shares available for grant shall have been fully granted (the "Reset Date"). Since January 1998, on each Reset Date, the number of shares reserved for issuance under the 1994 Plan was automatically increased to an amount equal to 12% of the total number of shares of Common Stock outstanding on such date minus the number of shares subject to outstanding awards on such date. The Company believes that this provision is administratively burdensome and does not provide sufficient input from the shareholders of the Company's option practices. Accordingly, the Board of Directors has approved, subject to ratification and approval by the shareholders, an amendment to the 1994 Plan fixing the current number of shares available at 4,500,000. Currently, there are 2,193,412 shares available for future grants under the 1994 Plan. There were outstanding on May 7, 2001 options to purchase 1,777,139 shares under the 1994 Plan. Therefore, absent shareholder approval of this amendment to the 1994 Plan, only 416,273 shares remain available under the 1994 Plan for awards. The Board of Directors has deemed it advisable to fix the number of shares available for grant under the 1994 Plan at 4,500,000, requiring an increase of 2,306,588 shares to facilitate future stock option grants, restricted stock awards and deferred stock awards. The Board believes that this proposal is the in the best interests of the Company and its shareholders.

     Termination of Target Grant Program. In January 1998, the shareholders approved a Target Grant Program (the "Program") under the 1994 Plan whereby the Compensation Committee of the Board of Directors established the minimum level of Options to be held (the "Target Level") by each officer and key employee of the Company (each, a "Target Optionee"). Each Target Optionee's Target Level, which is subject to change, was based on the position held by the Target Optionee and the level of responsibility, as determined by the Committee. With the grant of options at the Target Level, Target Optionees were granted new options to maintain their Target Level automatically on each date a Target Option was exercised. In February 2001, the Board of Directors determined that it would be in the best interests of the Company to terminate the Program, and delete all provisions of the 1994 Plan related to the Program, with respect to options newly granted as of the date of shareholder approval of this Proposal, subject to any obligations of the Company under the Program with respect to previously granted options.

     Automatic Grant of Options to Non-Employee Directors. Each non-employee director who is not affiliated with a major shareholder and who is (i) a director on the date this Proposal 5 is approved by the shareholders, or (ii) is elected as a director for the first time by the shareholders of the Company, shall, as of the date of such shareholder approval or election, automatically be granted an option to purchase 25,000 shares of stock at the option price per share equal to the fair market value of the Company's stock on such date. In addition such directors shall receive an annual automatic grant of an option to purchase 4,000 shares on the date such director is re-elected as a director of the Company at any annual meeting of the shareholders. If this Proposal is approved by the shareholders, each non-employee director who is not affiliated with a major shareholder and who holds stock options on the date of such approval shall be entitled to participate in the new option grants provided he irrevocably cancels all outstanding stock options, and rights associated therewith, then held. With respect to those non-employee directors who cancel such outstanding stock options, in lieu of the automatic grant, such non-employee director shall be automatically granted a stock option to purchase 25,000 shares of common stock on and priced as of the first business day which is six months and one day after the aforementioned cancellation. A "Major Shareholder" shall mean a shareholder who, together with its associates, (i) beneficially owns 10% or more of the outstanding shares of the Company, or (ii) who has the right to designate a director to the Board of Directors of the Company.

     Increase in Annual Cap on Grants. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which have an annual cap on the number of shares that may be granted to any given individual will not be subject to the deduction limit. The 1994 Plan currently has an annual cap of 200,000 on the amount of shares subject to an option grant. In December 2000, the Board of Directors amended the 1994 Plan, subject to ratification and approval of the shareholders, to increase the annual cap to 1,500,000 shares. By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plan without regard to the limitations under Code
Section 162(m), including options to the individuals described above.

SUMMARY OF THE 1994 PLAN

     Stock Options. The Board may grant stock options that either qualify as "incentive stock options" under the Code or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1994 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or Common Stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option is transferable by the optionee or exercisable by anyone else during the optionee's lifetime.

     Stock options may be exercised during varying periods of time after a participant's termination of employment, depending upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three months (or such longer period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced or increased by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

     No incentive stock option may be granted under the 1994 Plan after October 14, 2004. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the Common Stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year may not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price must be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may be less than 100% of the fair market value of the Common Stock on the date of grant.

     Stock Appreciation Rights. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of Common Stock. Such value is paid by the Company in cash, shares of Common Stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

     Restricted Stock. The Board may grant restricted stock awards that result in shares of Common Stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 1994 Plan.

     If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

     Deferred Stock. The Board may grant deferred stock awards that result in shares of Common Stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

     Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question will be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 20% while compensation income may be taxed at higher federal rates.

     An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     SARs. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, and the Company would be entitled to a deduction, measured by the fair market value of the shares plus any cash received.

     Restricted Stock and Deferred Stock. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the Common Stock on that date less any amount paid for the shares. Dividends paid on the Common Stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

     Withholding. The 1994 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includable as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company, to the extent permitted by law, has the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1994 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company Common Stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company Common Stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

REGISTRATION WITH THE SEC

     Upon approval of the amendment to the 1994 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the additional shares of Common Stock issuable under the 1994 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

     Shareholder approval of the amendments to the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote. Morgenthaler Ventures, Ampersand Ventures and Sound Beach Technology Partners, LLC own 51.6%, 16.6% and 8.7%, respectively, of the Company's voting power and have agreed to vote in favor of this Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND RATIFICATION OF THE AMENDMENTS TO THE
1994 STOCK PLAN.

                              APPROVAL OF AUDITORS
                                  (PROPOSAL 6)

     On December 28, 2000, the Company engaged in a series of transactions, as described above in "Certain Transactions and Change in Control", (the "Transactions"), including a merger transaction whereby Sheldahl acquired International Flex Technologies, Inc. ("IFT") by purchasing the outstanding securities of IFT's parent and sole shareholder, International Flex Holdings, Inc. ("IFH") (the "Merger"). Although Sheldahl is the legal survivor in the Merger and remains the registrant with the Securities and Exchange Commission ("SEC") and a listed company on Nasdaq, under United States generally accepted accounting principles, due to the number of shares issued and sold in the Transactions, IFT is considered the "acquirer" of Sheldahl for financial reporting purposes. Among other matters, this will require Sheldahl in all of its future financial and informational filings with the SEC to present the prior historical financial and other information of IFT. Prior to engaging in the Transactions with Sheldahl, IFT used the firm of Ernst & Young LLP to audit its financial statements. Because Sheldahl must now report IFT's historical financial statements as its own, the firm of Ernst & Young LLP was deemed to be the auditors of Sheldahl upon consummation of the Transactions. Sheldahl, however, has used the firm of Arthur Andersen LLP, independent public accountants, as its auditors since 1955. Accordingly, on February 8, 2001, the Audit Committee and the Board of Directors of Sheldahl was required to take formal action to dismiss Ernst & Young LLP and to appoint Arthur Andersen LLP to continue as the independent accountants for Sheldahl, post-Merger with IFT.

     Ernst & Young LLP's prior reports on the financial statements of IFT did not include an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Additionally, there were no disagreements between IFT and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved satisfactorily, would have caused Ernst & Young LLP to make reference to the subject matter of such in connection with any of its reports.

     Shareholder approval of the appointment of Arthur Andersen LLP is requested. In the event the appointment of Arthur Andersen LLP is not approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

AUDIT FEES

     The aggregate fees billed to the Company by Arthur Andersen for professional services rendered for the audit of the Company's consolidated annual financial statements for fiscal 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2000 were $137,125. The aggregate fees billed to the Company by Ernst & Young for professional services rendered for the audit of the Company's consolidated annual financial statements for fiscal 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2000 were $50,929.

ALL OTHER FEES

     Other than audit fees, the aggregate fees billed to the Company by Arthur Andersen for the most recent fiscal year, none of which were financial information systems design and implementation fees, were $316,057. This figure includes fees of $33,500 for audit-related services such as pension audits, statutory filings and accounting consultations, and fees of $282,557 for all non-audit services performed by Arthur Andersen LLP. Other than audit fees, the aggregate fees billed to the Company by Ernst & Young for the most recent fiscal year, none of which were financial information systems design and implementation fees, were $57,944. This figure includes fees of $35,494 for audit-related services such as pension audits, statutory filings and accounting consultations, and fees of $22,450 for all non-audit services performed by Ernst & Young. The Audit Committee of the Board of Directors has determined that the non-audit services performed by Arthur Andersen LLP or Ernst & Young are not incompatible with Arthur Anderson or Ernst & Young maintaining their independence with respect to the Company.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission's proxy rules. The next annual meeting of the shareholders of Sheldahl, Inc. is expected to be held on or about May 8, 2002 and proxy materials in connection with that meeting are expected to be mailed on or about April 8, 2002. Shareholder proposals prepared in accordance with the Commission's proxy rules must be received at the Company's corporate office on or before December 10, 2001, in order to be considered for inclusion in the Board of Directors' Proxy Statement and proxy card for the 2002 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

     The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

     Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the

Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

     Shareholder Nominations. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in the Company's Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                    GENERAL

     The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

     The Company's Annual Report to Shareholders for the fiscal year ended December 29, 2000 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Sheldahl, Inc., 1150 Sheldahl Road, Northfield, Minnesota 55057, Attention: Vice
President -- Finance, or by calling the Company at: (507) 663-8210.

                                          By the Order of the Board of Directors

                                          /s/ Charles P. Moorse

                                          Charles P. Moorse, Secretary

                                                                      APPENDIX A

                                    SHELDAHL
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.4 below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at lease annually, as conditions dictate.

     2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response -- including an annual risk assessment.

     4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. This should include a judgment as to the quality, not just the acceptability, of the Company's accounting principles and underlying estimates as applied in its financial reporting on a quarterly/annual basis. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

     5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     6. Review the performance of the independent accountants and approve any proposed discharge of the independence accountants when circumstances warrant.

     7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

     8. In consultations with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external -- including business management reporting.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

PROCESS IMPROVEMENT

     11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     14. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

ETHICAL AND LEGAL COMPLIANCE

     15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     16. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

     17. Review activities, organizational structure, and qualifications of the internal audit department.

     18. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

     19. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     20. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                              [SHELDAHL, INC. LOGO]
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 26, 2001

           The undersigned hereby appoints John D. Lutsi and Donald R. Friedman, or any one or more of them, proxies with full power of substitution to vote in their discretion cumulatively all shares of stock of Sheldahl, Inc. of record in the name of the undersigned at the close of business on May 7, 2001, at the Annual Meeting of Shareholders to be held in Endicott, New York on June 26, 2001, or at any adjournment or adjournments, hereby revoking all former proxies.

1.   AMENDMENT OF BYLAWS TO REDUCE THE NUMBER OF DIRECTORS TO SEVEN.
                [ ]   FOR            [ ]   AGAINST              [ ]    ABSTAIN

2. AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK.
                [ ]   FOR            [ ]   AGAINST              [ ]    ABSTAIN

3.   ELECTION OF DIRECTORS.
            [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY
          (except as indicated to the contrary)       to vote for all nominees
                                                      listed below

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE FOR BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

              Stuart A. Auerbach, Donald R. Friedman, John D. Lutsi
                      William B. Miller, Raymond C. Wieser

4.   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN.
                [ ]   FOR            [ ]   AGAINST              [ ]    ABSTAIN

5.   AMENDMENTS TO 1994 STOCK PLAN.
                [ ]   FOR            [ ]   AGAINST              [ ]    ABSTAIN

6. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
                [ ]   FOR            [ ]   AGAINST              [ ]    ABSTAIN


7.   IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

                     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), (3), (4), (5), (6) AND (7) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                               Dated:
                                     -------------------------------, -------

                                     ----------------------------------------

                                     ----------------------------------------

                                                      Please sign name(s)
                                                      exactly as shown at left.
                                                      When signing as executor,
                                                      administrator, trustee or
                                                      guardian, give full title
                                                      as such; when shares have
                                                      been issued in names of
                                                      two or more persons, all
                                                      should sign.